                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(in thousands except per share data)
(Unaudited)




                                          Three months ended         Six months ended
                                             January 31,               January 31,
                                        ----------------------     ---------------------
                                          2002          2001         2002         2001
                                        --------      --------     --------     --------
Net income (loss)                       $   (450)     $     59     $    457     $    557
                                        ========      ========     ========     ========

Weighted average common
   shares outstanding                     10,363        10,207       10,285       10,207

Common share equivalents related
   to options and warrants                    --            --           35           --
                                        --------      --------     --------     --------

Common shares and common share
   equivalents                            10,363        10,207       10,320       10,207
                                        ========      ========     ========     ========

Common stock price used under
   treasury stock method                $   2.11      $   1.44     $   2.04     $   1.44
                                        ========      ========     ========     ========

Net income (loss) per common share:
   Basic                                $  (0.04)     $   0.01     $   0.04     $   0.05
                                        ========      ========     ========     ========

   Diluted                              $  (0.04)     $   0.01     $   0.04     $   0.05
                                        ========      ========     ========     ========